Exhibit 99.1

FOR IMMEDIATE RELEASE

              Innovate Oncology to Merge With Avantogen Subsidiary

             Merged Company Will Own 100 Percent of Rights to RP101,
                     Chemo-Resistance Inhibitor for Cancers

NEW YORK, Feb. 2, 2006 (PRIMEZONE) -- Innovate Oncology, Inc. (OTCBB:IOVO), New York, and Avantogen Limited, Sydney, Australia and San Diego, CA, today announced execution of a Definitive Agreement whereby Innovate will merge with a wholly-owned subsidiary of Avantogen, thereby acquiring Avantogen's interest in the promising pancreatic chemoresistance inhibitor, RP101.

The transaction is subject to both Innovate's and Avantogen shareholders' approval. Subject to these approvals, the acquisition is expected to be completed by the end of March 2006.

Patients undergoing repeated chemotherapy can develop resistance, and cancer cells continue to grow and spread during treatment. RP101 is intended as co-treatment with cytostatic drugs to prevent the development of resistance to chemotherapy.

In early 2005 the partners announced dramatic results observed in the clinical pilot study of RESprotect in which thirteen pancreatic cancer patients in stage III and VI of disease were treated with RP101, and gemcitabine plus cisplatin. Those results indicated that the 50% probability of survival was increased to an average of 15 months, from a historic average of 7.5 months (p = 0.008) obtained at the same institution under otherwise similar conditions during the prior year. It was also noted that ten of the original thirteen patients lived longer than one year, and six of them were still alive.

Later in 2005 the partners further announced that ten of the thirteen original patients survived at least one year following treatment; median survival was 447 days, which is statistically higher than a historic control from the same institution (p = 0.007). Time to Progression was 280 days, also statistically higher than historic control (P = 0.004). At present, four of the original thirteen treated patients have remained alive for nearly two years.

As part of the proposed transaction, Dr Richard Opara, Avantogen's Chairman, will become Chairman of Innovate.

The Chairman of Innovate, Mr. Paul Hopper said that "the proposal was a logical move for both partners and would serve to enhance the rapid clinical development of RP101 which we believe holds exciting prospects." Dr. Opara added,"Streamlining the ownership and management of RP101 will appeal to the capital markets in the US and strategically makes commercial sense when we begin to consider licensing and partnering opportunities." BIO-IB, LLC, a New York-based healthcare investment banking boutique, acted as financial advisor to Innovate Oncology, Inc.


About Innovate Oncology
Innovate Oncology Inc., a company founded by Bioaccelerate Holdings Inc., is developing a range of pharmaceuticals focused on areas of need within oncology. Innovate's lead product, currently in Phase II, prevents the development of resistance to commonly used chemotherapeutic agents. In addition, Phase II studies are imminent on another unique molecule that has demonstrated activity in several different tumor types. Innovate is also developing a novel form of paclitaxel employing technology to facilitate oral bioavailability. For further information, visit www.innovateoncology.com.

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About Avantogen
Avantogen (formerly Australian Cancer Technology) is an international biotechnology company developing a broad oncology-related product portfolio. Avantogen has acquired the North American marketing rights for RP101, a promising pancreatic cancer drug currently in Phase II clinical studies through a subsidiary company, Resistys Inc, a joint venture with Bioaccelerate of New York. Avantogen's Pentrys(tm) anti-cancer vaccine is being evaluated in prostate cancer patients in Phase IIb clinical studies and the company is advancing several immune enhancing adjuvants in three Phase I cancer trials. The immune enhancing adjuvants were developed by Galenica, a privately held U.S. vaccine developer. Avantogen acquired Galenica in July 2004. The company also markets Revisys(tm), a branded line of medical nutritionals designed for people with special needs, including those undergoing cancer treatments. Avantogen is traded on the Australian Stock Exchange (ASX) under the symbol ACU. The company has established a Level 1 ADR stock program in the U.S. trading under the symbol AUCJY and also is listed on the Xetra exchange, the electronic trading system of the Frankfurt Stock Exchange, trading under the symbol CBS.


Forward-Looking Statements
Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with pre-clinical and clinical developments in the biopharmaceutical industry in general or Innovate Oncology's compounds under development in particular; the potential failure of Innovate Oncology's compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Innovate Oncology's compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Innovate Oncology's business, structure or projections; the development of competing products; uncertainties related to Innovate Oncology's dependence on third parties and partners; and those risks described in the filings with the SEC. Innovate Oncology disclaim any obligation to update these forward-looking statements.

CONTACT: Innovate Oncology, Inc.
         Paul Hopper
         (858) 200-5636
         Receptogen@Earthlink.net

         Avantogen
         Dr. Leonard Firestone (858) 458-6807 info@Avantogen.com